                                                               FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*  2.  Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
   Olson,            Peter       William      quiring Statement
   _____________________________________      (Month/Day/Year)         barnesandnoble.com inc.                Symbol = bnbn
   (Last)           (First)     (Middle)
   c/o Random House                                8/8/02           5. Relationship of Reporting Person     6. If Amendment,
   1540 Broadway                                                       to Issuer (Check all applicable)        Date of Original
   _____________________________________  3.  I.R.S. Identification                                            (Month/Day/Year)
                (Street)                      Number of Reporing      _X_ Director      ___ 10% Owner
                                              Person, if an Entity
   New York          New York    10036        (Voluntary)             ___ Officer (give ___ Other (Specify  7. Individual or Joint/
   _____________________________________                                  title below)      below)             Group Filing (Check
   (City)            (State)     (Zip)                                                                         Applicable Line)
                                                                                                           _X_ Form filed by One
                                                                                                               Reporting Person
                                                                                                           ___ Form filed by more
                                                                                                               than One Reporting
                                                                                                               Person
                                  Table 1 - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership From: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 5)
                                         (Instr. 4)                  (Instr. 5)
---------------------                    --------------------        ----------------------     -----------------------------

None.

If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                 (Print or Type Responses)                                                   (Over)

FORM 3 (continued)         Table II - Derivative Securities Beneficially Owned
                      (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------     (Month/Day/Year)        Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In-   (Instr. 5)
                                       Expira-                    Amount                           Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 5)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

Stock Option (Right           (2)      8/7/12      Class A Common   40,000          $0.79               D
  to Buy)(1)                                         Stock

Explanation of Responses:

(1) Granted under barnesandnoble.com inc. 1999 Incentive Plan in transaction exempt under Rule 16b-3.

(2) One-fourth of these options become exercisable on August 8 of each of the years 2003 through 2006.

                                                                                  /s/Peter Olson                September 19, 2002
**   Intentional misstatements or omissions of facts constitute            -------------------------------      ------------------
     Federal Criminal Violations.                                          **Signature of Reporting Person            Date
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       Peter Olson

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.                                                    Page 2

                                                 (Print or Type Responses)